Exhibit 99.1

OFG Bancorp to Acquire Scotiabank Operations in Puerto Rico and US Virgin Islands

Conference Call Thursday at 10:00 AM ET

SAN JUAN, Puerto Rico, June 26, 2019 – OFG Bancorp (NYSE: OFG) and Scotiabank (NYSE: BNS) today announced the signing of a definitive agreement for OFG’s subsidiary, Oriental Bank, to acquire Scotiabank’s Puerto Rico operation for $550 million in cash and Scotiabank’s US Virgin Island (USVI) branch operation for a $10 million deposit premium.

Scotiabank’s Puerto Rico and USVI operations will be merged into Oriental Bank and its related businesses. The acquisition is subject to customary regulatory approvals.

Acquisition Highlights

•	Strengthens OFG businesses with enhanced scale, the addition of Scotiabank’s talented team, and improves Oriental’s competitive position as Puerto Rico’s premier retail bank

•	Oriental becomes the second largest in Puerto Rico in core deposits, branches, automated and interactive teller machines, and mortgage servicing

•	Expected to be approximately 40% accretive to OFG’s EPS in 2020 with robust capital generation and significantly expanded return on average tangible common equity

•	Upon closing, OFG will have a well-diversified loan portfolio totaling $7.2 billion, low cost deposits of $7.9 billion, and approximately 500,000 customers

•	Expected to expand Oriental’s mortgage servicing book five-fold to approximately $5 billion, giving it critical mass to create a new and meaningful non-interest income profit center

•	Scotiabank has substantially reduced its balance sheet credit risk and streamlined branch operations over the last five years in Puerto Rico and USVI

•

The transaction, which will be funded by OFG’s excess capital, is conservatively priced at 1.15x adjusted tangible book value for the Puerto Rico operation and 2% deposit premium for the USVI branch operation

•	OFG has a highly successful track record acquiring and integrating banks, including local and multi-nationally owned operations (Eurobank in 2010 and BBVA’s Puerto Rico operations in 2012)

Conference Call

OFG will hold a conference call to discuss this announcement and related matters Thursday, June 27, 2019, at 10:00 AM Eastern and Puerto Rico Time. Phone (888) 562-3356 or (973) 582-2700. Use conference ID 557-9677. The call also can be accessed live on OFG’s website at www.ofgbancorp.com. A webcast replay will be available later. Access the webcast link in advance to download any necessary software.

CEO Comment

The acquisition provides the combined companies with greater prospects for growth, profitability and employee engagement, said José Rafael Fernández, President, CEO and Vice Chairman of the Board of OFG and Oriental Bank.

“It is also an excellent opportunity to deploy OFG’s excess capital to accelerate the implementation of our differentiation strategy, enhance financial performance, and increase shareholder value.

“We are combining two excellent banks to create a strongly capitalized, market leading institution focused on the needs of consumers and businesses in Puerto Rico and the US Virgin Islands.

“We’re excited about welcoming Scotia’s valued customers and talented team into the Oriental family. We share a similar culture, approach and outlook for our businesses and how we regard and service our customers.

“Scotiabank in Puerto Rico and the US Virgin Islands is known for its strong retail banking franchise in core deposits and loans, principally residential mortgages; its well-developed mortgage servicing and insurance agency operations; and provides Oriental with a presence as the third largest bank in the US Virgin Islands.

“The acquisition is also well timed. Rebuilding activities have given a much needed impetus, turning the Puerto Rico economy positive. Ultimately, the transaction reaffirms our faith in Puerto Rico’s future, and our commitment to play an instrumental role in it.

“Ganesh Kumar, our Senior Executive Vice President and Chief Operating Officer, will lead the integration team. Following its 2012 acquisition, Dr. Kumar supervised the very successful incorporation of BBVA PR’s $3.7 billion in loans and $3.3 billion in deposits.”

The OFG-Scotiabank Puerto Rico-USVI Combination

Upon consummation of the acquisition, Oriental Bank will significantly increase the number of clients served as well as its core deposit funding. The resulting loan portfolio will be approximately a third each in commercial loans, residential mortgages, and consumer loans and leases.

In recent years, Scotiabank has improved the credit quality of its portfolios in Puerto Rico and USVI. Total non-performing assets declined by 62% from 2016 to first quarter 2019, and total direct PR government exposure is no longer significant.

As of March 31, 2019, Scotiabank’s Puerto Rico and USVI operations had $2.5 billion in net loans, $3.2 billion in deposits, 21 branches, 225 ATMs, and approximately 1,000 employees. This adds to OFG’s $4.4 billion in net loans, $4.9 billion in deposits, 37 branches, 206 ATMs and Interactive Teller Machines, and 1,394 employees.

Financial Impact

The transaction is expected to be highly positive for OFG:

•	Based on current estimates, the acquisition is expected to be approximately 40% accretive to earnings per share in 2020 on a pro forma basis.

•

Projected annual cost savings are anticipated at about 25% of Scotiabank PR’s non-interest expenses. Approximately 75% of the savings are expected to be realized in 2020. Savings are expected to result from more efficient back office operations and vendor consolidation and efficiencies.

•	OFG expects to incur certain one-time restructuring charges of approximately $45 million in connection with the transaction.

•	Tangible book value per share is expected to be diluted by approximately 15% at close of the transaction, with an expected earnback in less than three years based on the crossover method.

Additional Information

•

The acquisition price of $550 million takes into account Scotiabank Puerto Rico’s plan to upstream a $500 million dividend to its parent. Prior to closing, Scotiabank Puerto Rico may elect to pay additional dividends to its parent of up to $125 million. If that happens, the purchase price will be adjusted downward by the amount of the additional dividends.

•	The acquisition has been unanimously approved by OFG’s and Oriental Bank’s Boards of Directors.

•

The transaction is subject to approval by the Board of Governors of the Federal Reserve System, the FDIC, the Commissioner of Financial Institutions of Puerto Rico, and USVI banking authorities, as well as other customary closing conditions.

•	Keefe, Bruyette & Woods, Inc. served as financial advisor for OFG, and Skadden, Arps, Slate, Meagher & Flom LLP served as its legal advisor.

•

For more information regarding Scotiabank Puerto Rico and USVI, impact of the transaction on a pro forma basis, and key assumptions underlying the pro forma analysis, see the investor presentation expected to be filed tomorrow as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission and posted on our website.

Forward Looking Statements

The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) changes to the financial condition of the government of Puerto Rico; (iv) amendments to the fiscal plan approved by the Financial Oversight and Management Board of Puerto Rico; (v) determinations in the court-supervised debt-restructuring process under Title III of PROMESA for the Puerto Rico government and all of its agencies, including some of its public corporations; (vi) the amount of government, private and philanthropic financial assistance for the reconstruction of Puerto Rico’s critical infrastructure, which suffered catastrophic damages caused by hurricane Maria; (vii) the pace and magnitude of Puerto Rico’s economic recovery; (viii) the potential impact of damages from future hurricanes and natural disasters in Puerto Rico; (ix) the fiscal and monetary policies of the federal government and its agencies; (x) changes in federal bank regulatory and supervisory policies, including required levels of capital; (xi) the relative strength or weakness of the commercial and consumer credit sectors and the real estate market in Puerto Rico; (xii) the performance of the stock and bond markets; (xiii) competition in the financial services industry; and (xiv) possible legislative, tax or regulatory changes.

For a discussion of such factors and certain risks and uncertainties to which OFG is subject, see OFG’s annual report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, OFG assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

This press release shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

About OFG Bancorp

Now in its 55th year in business, OFG Bancorp is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations. Its three principal subsidiaries, Oriental Bank, Oriental Financial Services and Oriental Insurance, provide a wide range of retail and commercial banking, lending and wealth management products, services and technology, primarily in Puerto Rico. Visit us at www.ofgbancorp.com.

# # #

Contacts

Puerto Rico: Idalis Montalvo (idalis.montalvo@orientalbank.com) at (787) 777-2847

US: Gary Fishman (gfishman@ofgbancorp.com) and Steven Anreder (sanreder@ofgbancorp.com) at (212) 532-3232

4